Exhibit 10(h)(xxxiv)

THIRD AMENDMENT TO THE

IDAHO POWER COMPANY

EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, Idaho Power Company (the "Company") adopted the Idaho Power Company Executive Deferred Compensation Plan (the "EDC Plan") effective November 15, 2000, and amended by the First Amendment effective October 1, 2003 and the Second Amendment effective January 1, 2005; and

WHEREAS, Section 409A, as added to the Internal Revenue Code, requires certain changes to the EDC Plan with respect to amounts deferred by participants after December 31, 2004; and

WHEREAS, the Company desires to retain the features permitted under prior law with respect to amounts deferred by participants prior to January 1, 2005, and to amend the EDC Plan to comply with Section 409A and the proposed regulations published on October 4, 2005, for deferrals made after December 31, 2004;

NOW THEREFORE, the EDC Plan is hereby amended, retroactive to January 1, 2005, as follows:

1.                  Section 1.1 is amended to read as follows:

"'Account' means a Company internal bookkeeping account in the name of a Participant, representing the separate unfunded and unsecured general obligation of the Employer, to which shall be allocated amounts deferred by or otherwise allocated to the Participant under this Plan, together with investment earnings, gains and losses.  A "Pre-2005 Account" means a sub account to which amounts were deferred for Plan Years through 2004.  A "Post-2004 Account" means a sub account to which amounts are deferred for Plan Years beginning in 2005, and following."

2.                  Section 1.5 is amended by inserting in the first line "with respect to a Pre-2005 Account" after "shall mean", and by adding the following:

"Change-in-Control" shall mean, with respect to a Post-2004 Account, any of the following events:

(a)       any person, or more than one person acting as a group, acquires ownership of stock of IDACORP, Inc. that, together with all other stock held by such person or persons, constitutes more than 50% of the total fair market value or total voting power of the stock of IDACORP, Inc.

(b)       any person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of thirty-five percent (35%) or more of the voting stock of IDACORP, Inc.

(c)        any person, or more than one person acting as a group, other than an Affiliate of IDACORP (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1933), acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from IDACORP, Inc. that have a total fair market value equal to or more than forty percent (40%) of the total gross fair market value of all the assets of the corporation immediately prior to such acquisition or acquisitions.  (For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets).

(d)       a majority of members of the Board of Directors of IDACORP, Inc. is replaced during any twelve (12) month period, such that, individuals who at the beginning of such period constitute the Board of IDACORP, Inc. cease for any reason to constitute a majority thereof, unless the appointment or election of each new director was endorsed by a majority of the directors in office prior to such appointment or election.

(e)       any event described in (a) through (d) above occurs with respect to the Company, except that IDACORP, Inc. and its Affiliates shall not be considered persons for purposes of determining whether there has been a change in control."

3.                  A new Section 1.17 is added as follows:

" 'Key Employee' shall mean a person as defined in Section 416(i) of the Internal Revenue Code without regard to paragraph (5) thereof."

4.                  The first sentence of Section 2.3 is amended to read as follows:

"The Committee shall maintain records of each Participant's Pre-2005 Account balance and Post-2004 Account balance."

5.                  Subsection 3.3.1 is amended by changing the last paragraph thereof to read as follows:

"Only one form of payment is permitted each for a Participant's Pre-2005 Account and a Participant's Post-2004 Account.  Therefore the Participant's election as to form of payment contained in the initial Deferral Election will apply to the Participant's entire Pre-2005 Account, and to the Participant's entire Post-2004 Account, including amounts deferred in subsequent years and allocated to such Post-2004 Account, unless a new designation of form of payment is made in accordance with Subsection 5.3.1 hereof.  Participants may change their deemed investment elections on a prospective basis in accordance with Section 4.2."

6.                  Subsection 3.3.3 is amended as follows:

"Timing of Deferral Elections.  With the exception of part-year participation is provided in Section 3.4, a Deferral Election must be returned before December 1 of the year prior to the Plan Year for which it is effective; provided, however, a Deferral Election for performance-based bonuses must be returned before June 30 of the Plan Year in which such bonus is earned."

7.                  Section 4.1 is amended as follows:

"Pre-2005 Account and Post-2004 Accounts.  Each Participant shall have a Pre-2005 Account, if such Participant participated in this Plan prior to January 1, 2005, and a Post-2004 Account with respect to amounts deferred after December 31, 2004.  Amounts withheld by the Employer after January 1, 2005 shall be credited to the Participant's Post-2004 Account as of a date determined by the Committee, and an amount equal to the amount withheld will be contributed in cash by the Employer to the Trust referenced in Subsection 4.3.2 hereof.  A Participant's Pre-2005 Account balance, if any, and Post-2004 Account balance, shall be subject to adjustments made under Section 4.2."

8.                  Section 5.2 is amended by inserting "Pre-2005" before "Account" in the first line and by adding the following:

"A Participant's Post-2004 Account shall mature and shall become payable in accordance with this Section 5 upon the earliest occurrence of any of the following events while in the employment of Employer or an Affiliate:  the Participant's death, the Participant's disability, or the Participant's Termination of Employment (including retirement)."

9.                  Section 5.3 is amended to read as follows:

"'Time and Form of Payments.  Distribution of amounts withheld pursuant to a Deferral Election will be made either in one lump sum or in five annual installments, as selected by the Participant in the Deferral Election."

10.             Subsection 5.3.1 is amended to read as follows:

5.3.1  Participant's Pre-2005 Account.  Upon the occurrence of an Event of Maturity effective as to a Participant, the Committee shall cause the Employer to commence payment of such Participant's Pre-2005 Account (reduced by the amount of any applicable payroll, withholding or other taxes) in the form designated by the Participant in his or her Deferral Election.  If a lump sum payment has been elected, payment of the Participant's Pre-2005 Account will be made within sixty (60) days after the Event of Maturity giving rise to the distribution.  If a Participant has elected annual installments, payments will commence in January of the year following the year in which the Event of Maturity occurred, or if such event occurred in December, within sixty (60) days after such event.

11.             Subsection 5.3.2 is amended to read as follows:

5.3.2  Participant's Post-2004 Account.  Upon the occurrence of an Event of Maturity effective as to Participant, the Committee shall cause the Employer to commence payment of such Participant's Post-2004 Account (reduced by the amount of any applicable payroll, withholding or other taxes) in the form designated by the Participant in his or her Deferral Election.  If a lump sum payment has been elected, payment of the Participant's Post-2004 Account will be made within sixty (60) days after the Event of Maturity giving rise to the distribution, except if the Event of Maturity for a Key Employee is Termination of Employment, payment will be made or commenced six (6) months after the Termination of Employment.  If a Participant has elected annual installments, payments will commence in January of the year following the year in which the Event of Maturity occurred or six (6) months after the Termination of Employment, whichever is later."

12.             Former Subsection 5.3.1 is redesignated as 5.3.3, and the title of this Subsection is amended by adding "of a Participant's Pre-2005 Account".

13.             Subsection 5.3.4 is hereby added as follows:

"New Designation of Form of Payment of a Participant's Post-2004 Account.  Subject to the limitations described below, at any time and from time to time, a Participant may file with the Committee a new designation of form of payment.  Each such subsequent designation shall supersede all prior designations and shall be effective as to the Participant's entire Post-2004 Account (including the portions of the Post-2004 Account attributable to periods before the new designation is filed) as if the new designation had been made in writing at the time of his or her initial Deferral Election.  Notwithstanding the foregoing, however, any designation shall be disregarded as if it has never been filed (and the prior effective designation will be given effect) unless the designation: (a) was filed with the Committee at least one year before the Event of Maturity and at least one year after any other prior designation (including the designation made on the Initial Deferral Election); (b) a designation of payment in the form of installments may not be changed to a lump sum payment; and (c) a designation of payment in the form of a lump sum may be changed to installments, provided the installments shall not commence until five (5) years after the Event of Maturity."

14.             Former Subsection 5.3.2 is renumbered as Subsection 5.3.5, and amended to read as follows:

"Code §162(m) Delay.  If the Committee reasonably anticipates that the Company's deduction with respect to such payment otherwise would be limited or eliminated by application of §162(m), the Committee may unilaterally delay the time of the making or commencement of payment, provided such payment will be made either at the earliest date the Committee reasonably anticipates that deduction of the payment will be not be limited or eliminated by application of §162(m) or the calendar year in which the Participant terminates employment; provided, further, that such delay shall not exceed twenty-four (24) months."

15.             Section 5.4 is amended to read as follows:

"Determination of Annual Installment Amounts.  If distributions are made in annual installments over a period of years, the amount of each annual installment will be determined by the Committee, by dividing the portion of the Participant's Pre-2005 Account balance which is payable in installments, measured immediately before an installment payment, by the number of installments remaining to be paid, and/or by dividing the portion of the Participant's Post-2004 Account which is payable in installments, measured immediately before an installment payment, by the number of installments remaining to be paid."

16.             The second sentence of Section 6.8 is amended by deleting "with either the lump sum due within 60 days of the date the disability benefits stop."

17.             The first sentence of Section 7.1 is amended to read as follows:

"A Participant may withdraw amounts from the Participant's Pre-2005 Account and from the Participant's Post-2004 Account before those amounts would otherwise have been paid, if the Participant is employed by the Employer at the time of the request, and if the Participant demonstrates to the satisfaction of the Committee that the withdrawal is necessary because of an unforeseeable emergency."

18.             Subsection 7.1.1 is amended to read as follows:

"An unforeseeable emergency is a severe financial hardship of a Participant resulting from one or more of the following causes:

(a)       An illness or accident of the Participant, Participant's spouse, or dependent (as defined in Section 152(a) of the Code);

(b)       Loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or

(c)        Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary.

A distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan."

19.             Section 7.2 is amended by adding the following:

"An early distribution of a Participant's Post-2004 Account balance is not permitted."

20.             A new Subsection 8.2.3 is hereby added to read:

"No Acceleration.  Notwithstanding the provisions of Subsections 8.2.1 and 8.2.2, no amendment may accelerate the payment of benefits to a Participant from the Participant's Post-2004 Account."

21.             Subsection 10.10.2 is amended to read as follows:

"IRC Status.  This Plan is intended to be a nonqualified deferred compensation arrangement.  The rules of Section 409A of the Code and the regulations issued there under, apply to all amounts deferred after December 31, 2004 under this Plan.  The rules of Section 3121(v)(2) and Section 3306(r)(2) of the Code shall apply to this Plan."

22.             Except as otherwise provided herein, each of the EDC Plan terms shall remain in full force and effect.

IN WITNESS WHEREOF the Employer has executed this Third Amendment this 9 day of February, 2006.

                                                                        IDAHO POWER COMPANY

                                                                        By: /s/ J. LaMont Keen

                                                                        Its:  President and Chief Executive Officer